Exhibit 12(a)

August 24, 2018

Shelton International Select Equity Fund

1050 17th Street, Suite 1710

Denver, CO 80265

European Growth and Income Fund

1050 17th Street, Suite 1710

Denver, CO 80265

Ladies and Gentlemen:

Our opinion has been requested concerning the U.S. federal income tax consequences of transactions contemplated in the Agreement and Plan of Reorganization dated as August 1, 2018 (“Reorganization Agreement”) entered into by the Shelton International Select Equity Fund, a series of SCM Trust, an open-end management investment company organized as a Massachusetts business trust (the “Acquiring Fund”), and European Growth and Income Fund, a series of Shelton Funds, an open-end management investment company organized as a Delaware statutory trust (the “Acquired Fund”). This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 6.3(d) of the Reorganization Agreement, and unless otherwise indicated, capitalized terms shall have the meanings given to them in the Reorganization Agreement.

Pursuant to the Reorganization Agreement, Acquired Fund will transfer all of its assets to Acquiring Fund solely in exchange for (i) the assumption of Acquired Fund’s liabilities, and (ii) the issuance by Acquiring Fund to Acquired Fund of shares of beneficial interest of Acquiring Fund (“Acquiring Fund Shares”). Immediately upon receipt of such shares, Acquired Fund will distribute such Acquiring Fund Shares to the holders of shares of beneficial interest of Acquired Fund (“Acquired Fund Shares”) in complete liquidation of Acquired Fund. The foregoing steps shall be referred to collectively as the “Reorganization.”

The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, current positions of the Internal Revenue Service, and existing judicial decisions.

In rendering this opinion, we have reviewed the Reorganization Agreement, the Registration Statement on Form N-14 filed by the Acquired Fund and Acquiring Fund with the Securities and Exchange Commission on March 13, 2018, in connection with the Reorganization (the “Registration Statement”), and such other materials as we have deemed relevant. In addition, with your consent we have relied upon representations provided to us by Acquired Fund and Acquiring Fund in connection with our preparation of this opinion (collectively, the “Representation Letters”).

Davis Graham & Stubbs LLP     ▪     1550 17th Street, Suite 500     ▪     Denver, CO 80202     ▪     303.892.9400     ▪     fax 303.893.1379     ▪     dgslaw.com

Shelton International Select Equity Fund

European Growth and Income Fund

August 24, 2018

Our opinion is based, in part, on the assumption that the Reorganization will occur in accordance with the terms of the Reorganization Agreement and the facts and representations referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Reorganization Agreement and the Representation Letters, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”). In addition, we have assumed that any statement and representation made in the Representation Letters “to the best knowledge of” any person or entity is and will be true without such qualification. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

Based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion that for U.S. federal income tax purposes:

(1) The transfer by Acquired Fund of all or substantially all of its assets in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all of Acquired Fund’s liabilities and the subsequent liquidation of Acquired Fund pursuant to the Reorganization Agreement will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and Acquiring Fund and Acquired Fund will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

(2) Under Section 1032 of the Code, Acquiring Fund will not recognize any gain or loss upon the receipt of all Acquired Fund’s assets solely in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all the liabilities of Acquired Fund.

(3) Under Sections 361 and 357(a) of the Code, Acquired Fund will recognize no gain or loss upon the transfer of all its assets to Acquiring Fund solely in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all the liabilities of Acquired Fund or upon the distribution of Acquiring Fund Shares to Acquired Fund’s shareholders solely in exchange for such shareholders’ Acquired Fund Shares in complete liquidation of Acquired Fund pursuant to the Reorganization Agreement, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code.

Shelton International Select Equity Fund

European Growth and Income Fund

August 24, 2018

(4) Under Section 354 of the Code, Acquired Fund’s shareholders will recognize no gain or loss upon the exchange, pursuant to the Reorganization Agreement, of all their Acquired Fund Shares solely for Acquiring Fund Shares.

(5) Under Section 362(b) of the Code, Acquiring Fund’s tax basis in the assets received from Acquired Fund in the Reorganization will be the same as the adjusted tax basis of such assets in the hands of Acquired Fund immediately prior to the Reorganization, except that the Acquiring Fund’s tax basis will be increased by any gain recognized by the Acquired Fund in the Reorganization.

(6) Under Section 1223(2) of the Code, Acquiring Fund’s holding period in the assets received from Acquired Fund in the Reorganization will include the holding period of such assets in the hands of Acquired Fund immediately prior to the Reorganization, except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an asset’s holding period.

(7) Under Section 358(a)(1) of the Code, the aggregate tax basis of Acquiring Fund Shares received by each shareholder of Acquired Fund in the Reorganization will be the same as the aggregate tax basis of Acquired Fund Shares exchanged therefor by such shareholder.

(8) Under Section 1223(1) of the Code, each former Acquired Fund shareholder’s holding period with respect to any Acquiring Fund Share received in the Reorganization will include the shareholder’s holding period with respect to the Acquired Fund Shares exchanged therefor, provided that such shareholder held such Acquired Fund Shares as a capital asset at the Effective Time.

(9) Acquiring Fund will take into account the items of Acquired Fund described under Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the Treasury Regulations thereunder.

Notwithstanding anything to the contrary herein, we express no opinion with respect to any stock of a passive foreign investment company as defined in Section 1297(a) of the Code owned by the Acquired Fund immediately prior to the Effective Time. We also express no view with respect to the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction.

Shelton International Select Equity Fund

European Growth and Income Fund

August 24, 2018

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

The Acquired Fund and the Acquiring Fund have each been registered and operated, since they commenced operations, as open-end management investment companies under the Investment Company Act of 1940, as amended. The Acquired Fund and the Acquiring Fund are each treated as a corporation for U.S. federal income tax purposes. The Acquired Fund has elected to be taxed as a regulated investment company under Section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization will occur, and has qualified and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization will occur. The Acquiring Fund has elected, and will elect, to be taxed as a regulated investment company under Section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization will occur, and has qualified and will qualify for the tax treatment afforded regulated investment companies under the Code for all its taxable years, including without limitation the taxable year in which the Reorganization will occur.

Upon satisfaction of certain terms and conditions set forth in the Reorganization Agreement on or before the Effective Time, the Acquiring Fund will acquire all the assets of the Acquired Fund solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund. Immediately thereafter, the Acquired Fund will distribute pro rata to its shareholders of record all the Acquiring Fund Shares so received in complete liquidation of the Acquired Fund and the Acquired Fund will be dissolved under state law. The assets of the Acquired Fund to be acquired by the Acquiring Fund consist of all property, including without limitation all cash, securities, commodities, interests in futures and dividends or interest receivables, owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund as of the Effective Time.

The purpose and effect of the Reorganization will be to merge Acquired Fund into Acquiring Fund. At least thirty-four percent (34%) of Acquired Fund’s portfolio assets will meet the investment objectives, investment strategies, investment policies, investment risks and investment restrictions of Acquiring Fund. Acquired Fund will not alter its portfolio in connection with the Reorganization to meet the thirty-four percent (34%) threshold and did not materially modify any of its investment objectives, investment strategies, investment policies, investment risks or investment restrictions in connection with the Reorganization. After the Reorganization, Acquiring Fund will continue the historic business of Acquired Fund as an open-end investment company of the management type. Acquiring Fund’s investment objectives, investment strategies, investment policies, investment risks and investment restrictions following the Reorganization will be similar to the Acquired Fund’s investment objectives, investment strategies, investment policies, investment risks and investment restrictions prior to the Reorganization. Neither Acquiring Fund nor Acquired Fund has modified or changed, or plans or intends to modify or change, its investment objectives or policies prior to or following the Effective Time other than changes which are not contemplated at or before the Effective Time but may be made in the future in the ordinary course of the Acquiring Fund’s business as an open-end investment company.

Shelton International Select Equity Fund

European Growth and Income Fund

August 24, 2018

In approving the Reorganization, the Boards of Trustees of the Acquiring Fund and the Acquired Fund (the “Boards”) each determined that the Reorganization Agreement and the transactions contemplated thereunder are in the best interests of its respective fund and that the interests of the shareholders of its respective fund will not be diluted as a result of the Reorganization. In making these determinations, the Boards anticipated that the Reorganization would reduce operating costs.

Conclusion

Based on the foregoing, it is our opinion that the transfer of all the assets of the Acquired Fund to the Acquiring Fund, pursuant to the Reorganization Agreement, solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund followed immediately by the complete liquidation and dissolution of the Acquired Fund will qualify as a reorganization under Section 368(a) of the Code.

The opinions set forth above with respect to (i) the nonrecognition of gain or loss to the Acquired Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss to the Acquired Fund’s shareholders upon the receipt of the Acquiring Fund Shares, and (iv) the basis and holding period of the Acquiring Fund Shares received by the Acquired Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Reorganization Agreement will qualify as a reorganization under Section 368(a) of the Code.

Our opinion is limited to those U.S. federal income tax issues specifically considered herein, is addressed to and is only for the benefit of the Acquired Fund and the Acquiring Fund and may not be relied upon or cited by any other person or entity. We do not express any opinion as to any other U.S. federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Reorganization Agreement or otherwise. Although the discussion herein is based upon our interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

Shelton International Select Equity Fund

European Growth and Income Fund

August 24, 2018

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Davis Graham & Stubbs LLP
Davis Graham & Stubbs llp